Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-137419) of ONEOK Partners, L.P. of our report dated February 24, 2009 relating to the consolidated balance sheet of ONEOK Partners GP, L.L.C., which appears as an Exhibit to ONEOK Partners, L.P. Form 10-K dated February 24, 2009.

/s/ PricewaterhouseCoopers LLP

Tulsa, Oklahoma
February 24, 2009